Exhibit 4.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES E CONVERTIBLE PREFERRED STOCK
OF
COLUMBIA LABORATORIES, INC.

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

The undersigned officer of Columbia Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that the resolutions set forth below were duly adopted by the Board of Directors of the Company pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation and the By-laws of the Company at a meeting of the Board of Directors held on May 6, 2005.

The Board of Directors adopted the resolutions set forth below authorizing the designation of 100,000 shares of a new class of stock designated Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and the issuance of 70,000 shares thereof, and fixing the relative powers, preferences, rights, qualifications, limitations and restrictions of the Series E Preferred Stock.

The resolutions adopted by the Board of Directors are as follows:

“RESOLVED that the designation of 100,000 shares of the Company’s 1,000,000 authorized shares of preferred stock, par value $0.01 per share, as Series E Convertible Preferred Stock (“Series E Preferred Stock”) is hereby authorized and approved; and

RESOLVED, that the number, powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series E Preferred Stock are to be fixed as follows:

1. Designation and Rank.

This series of preferred stock shall be designated as “Series E Convertible Preferred Stock.” The Series E Convertible Preferred Stock shall have $0.01 par value per share. The number of authorized shares constituting the Series E Convertible Preferred Stock shall be 100,000 shares. Shares of Series E Convertible Preferred Stock have a stated value of $100 per share (the “Stated Value”).

The Series E Convertible Preferred Stock shall rank (i) prior to the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) prior to any class or series of capital stock of the Company hereafter created ranking junior to the Series E Convertible Preferred Stock (together with the Common Stock, the “Junior Securities”), (iii) pari passu with the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) and (iv) pari passu with any class or series of capital stock of the Company hereafter created specifically ranking on parity with the Series E Convertible Preferred Stock (collectively with the Series B Preferred Stock and the Series C Preferred Stock, “Pari Passu Securities”).

2. Dividends.

(a) Holders of Series E Convertible Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of the Company (the “Board of Directors”); provided that the Board of Directors has no obligation to declare any dividends.

(b) In the event that the Board of Directors shall elect to pay or declare and set apart for payment any dividend on any shares of Common Stock in cash out of funds legally available therefor or in stock or other consideration, the holders of the Series E Convertible Preferred Stock shall be entitled to receive dividends payable in the form and in an amount per share equal to the per share amount that would have been payable to such holders had such holders converted their shares of Series E Convertible Preferred Stock into Common Stock pursuant to Section 5 below prior to the record date with respect to such dividend.

3. Liquidation Preference.

(a) In the event of any bankruptcy, liquidation, dissolution or winding up of the Company, either voluntary or involuntary (a “Liquidation Event”), each holder of Series E Convertible Preferred Stock at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Common Stock or any other Junior Securities, by reason of their ownership of such stock, an amount per share of Series E Convertible Preferred Stock equal to the applicable Stated Value (the “Liquidation Preference”). After the payment of the full Liquidation Preference on account of all shares of Series E Convertible Preferred Stock as set forth in this Section 3 and Pari Passu Securities, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and/or holders of any Junior Securities in accordance with the terms thereof. If, upon the occurrence of a Liquidation Event, the assets and funds of the Company available for distribution among the holders of the Series E Convertible Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series E Convertible Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the preferential amounts payable on each such share bears to the aggregate preferential amounts payable on all such shares.

(b) A merger, recapitalization, reorganization, sale of stock or assets or other business combination transaction involving the Company shall not be deemed to be a Liquidation Event.

(c) In any Liquidation Event, if the consideration received by the Company is other than cash, the value thereof will be deemed its fair market value as determined in good faith by the Board of Directors.

(d) The Company will provide each holder of Series E Convertible Preferred Stock with reasonable advance notice of any Liquidation Event, to the extent possible, together with a summary of the material terms of such Liquidation Event.

4. Voting Rights.

(a) Each holder of record of Series E Convertible Preferred Stock shall be entitled to one vote for each share of Common Stock that such holder would be entitled to receive upon conversion of all of its shares of Series E Convertible Preferred Stock as of the record date for the determination of stockholders entitled to vote on any matter. Except as otherwise provided by law and subject to Section 4(b), holders of Series E Convertible Preferred Stock shall vote together as a single class with holders of Common Stock (and any other capital stock of the Company at that time entitled to vote) on all matters upon which stockholders are entitled to vote.

(b) So long as 20,000 shares of Series E Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative vote or consent of a majority of the outstanding shares of Series E Convertible Preferred Stock, voting as a separate class, create any class or series of stock ranking prior to the Series E Convertible Preferred Stock as to dividends or upon liquidation, or amend the Company’s Certificate of Incorporation to affect adversely the powers (except as such powers may be limited by the voting rights given to additional shares of any class of stock), rights or preferences of the Series E Convertible Preferred Stock. For the purposes of this Section 4(b), each holder of Series E Convertible Preferred Stock shall be entitled to one vote for each share held.

(c) Other than the voting rights set forth in this Section 4, the holders of Series E Convertible Preferred Stock shall not be entitled to vote as a separate class on any matter, including the election of directors of the Company.

5. Conversion.

Shares of Series E Convertible Preferred Stock may be converted into shares of Common Stock, on the terms and conditions set forth in this Section 5.

(a) Optional Conversion. At any time and from time to time, each holder of a share of Series E Convertible Preferred Stock may, upon 30 days’ prior written notice to the Company, convert each share held by such holder into 50 shares of Common Stock, subject to adjustment as provided in Section 5(g) below (the “Conversion Rate”). In order to convert shares of Series E Convertible Preferred Stock into shares of Common Stock pursuant to this Section 5(a), the holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at any time during normal business hours, to the Company at its principal or at such other office or agency then maintained by it for such purpose (the “Payment Office”), accompanied by written notice to the Company of such holder’s election to convert and (if so required by the Company or any conversion agent) by an instrument of transfer, in form reasonably satisfactory to the Company and to any conversion agent, duly executed by the registered holder or by its duly authorized attorney, and any taxes required pursuant to Section 5(d)(ii). As promptly as practicable after the surrender for conversion of any share of Series E Convertible Preferred Stock in the manner provided in the preceding sentence, and the payment in cash of any amount required by the provisions of Section 5(d)(ii), the Company will deliver or cause to be delivered at the Payment Office to or upon the written order of the holder of such shares, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares in proper order for conversion, and all rights of the holder of such shares as a holder of such shares shall cease at such time and the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened.

(b) Automatic Conversion. Each share of Series E Convertible Preferred Stock shall be converted into Common Stock at the Conversion Rate automatically in the manner provided herein upon the date on which the Current Market Price (as defined below) of the Common Stock exceeds $6.00 per share. All holders of record of shares of Series E Convertible Preferred Stock will be given written notice of the date fixed (the “Automatic Conversion Date”) for automatic conversion of all shares of Series E Convertible Preferred Stock pursuant to this Section. Such notice will be sent by first class mail, postage prepaid, to each holder of record of the shares of Series E Convertible Preferred Stock, at the address appearing on the records of the Company. Upon receipt of notice of the Automatic Conversion Date, each holder of shares of Series E Convertible Preferred Stock will surrender such holder’s certificate or certificates for all such shares to the Company at the place designated in such notice. If required by the Company, certificates surrendered for conversion will be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder. On and after the Automatic Conversion Date, all rights with respect to the Series E Convertible Preferred Stock so converted, including, without limitation, the rights, if any, to receive dividends and notices, and to vote, will terminate, except for the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series E Convertible Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon through the Automatic Conversion Date. As soon as practicable after the Automatic Conversion Date and the surrender of the certificate or certificates representing shares of Series E Convertible Preferred Stock, the Company will issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

“Current Market Price” per share of Common Stock on any date means, except as hereinafter provided, the average of the daily market prices of the Common Stock for the 20 consecutive trading days preceding such date. The market price for each such day shall be the last sale price on such day as quoted on the Nasdaq Stock Market’s National Market (or such other national stock exchange which is the primary exchange on with the Common Stock is then listed or admitted for trading), or, if no sale takes place on such day or if the Common Stock is not then quoted on the Nasdaq Stock Market’s National Market (or any other national stock exchange), the market price for each such trading day shall be the average of the reported closing bid and asked price quotation on such day in the over-the-counter market, as reported by Nasdaq, or, if not so reported, as furnished by the National Quotation Bureau, Inc., or, if such firm at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business as selected by the Company, or if there is no such firm, as furnished by any member of the NASD selected by the Company. If at any time the Common Stock is not listed for trading on a national stock exchange or quoted on the over-the-counter market, the Current Market Price shall be the fair market value per share of Common Stock as determined by the Board of Directors of the Company in good faith.

(c) Common Stock. The Common Stock to be issued upon conversion hereunder shall be fully paid and nonassessable.

(d) Fractional Shares; Taxes.

(i) The Company shall not be required to issue fractional shares of Common Stock upon conversion of shares of Series E Convertible Preferred Stock. At the Company’s discretion, in the event the Company determines not to issue fractional shares, in lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock on the date of conversion (as determined in good faith by the Board of Directors).

(ii) The issuance of certificates for shares of Common Stock upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of record of the shares converted, the surrendered certificates representing the shares of Series E Convertible Preferred Stock to be converted must be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder, and the person or persons requesting the issuance of certificates for shares of Common Stock upon conversion shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid or is not payable.

(e) Reservation of Stock Issuable Upon Conversion. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Convertible Preferred Stock, a sufficient number of shares of Common Stock to permit the conversion of the shares of Series E Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Convertible Preferred Stock without regard to whether the holders of Series E Convertible Preferred Stock are then entitled to convert, the Company will use its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, taking appropriate board action, recommending such an increase to the holders of Common Stock, holding stockholders’ meetings and soliciting votes and proxies in favor of such increase to obtain the requisite stockholder approval, and upon such approval, the Company shall reserve and keep available such additional shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series E Convertible Preferred Stock.

(f) Merger, Etc.

(i) Notwithstanding any other provision hereof, in case of any merger or other business combination transaction involving the Company in which the Company is the surviving entity, then, concurrently with the consummation of such transaction, provision shall be made so that each share of Series E Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series E Convertible Preferred Stock would have been entitled assuming conversion immediately prior to the closing of the transaction.

(ii)In case of any merger or other business combination transaction involving the Company in which the Company is not the surviving entity, and the Company or the holders do not otherwise convert all outstanding shares of Series E Convertible Preferred Stock, the Series E Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of the surviving company having, in respect of the surviving company, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series E Convertible Preferred Stock had immediately prior to such transaction.

(g) Adjustments. If the Company at any time while the Series E Convertible Preferred Stock, or any portion thereof, remains outstanding shall split, subdivide or combine the securities as to which conversion rights under this Certificate of Designations exist into a different number of securities of the same class, the Conversion Rate shall be proportionately increased in the case of a split or subdivision or proportionately decreased in the case of a combination.

6. No Redemption.

The shares of Series E Convertible Preferred Stock shall not be redeemable.

  IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be been signed by Fred Wilkinson, its President and CEO, and attested by Michael McGrane, its Secretary, whereby said Secretary affirms, under penalties of perjury, that this Certificate of Designations is the act and deed of the Company and that the facts stated herein are true, this 9th day of May, 2005.

COLUMBIA LABORATORIES, INC.

By:	/s/ Fred Wilkinson
Name: Fred Wilkinson
Title: President and CEO

Attest:

By: /s/ Michael McGrane
Name: Michael McGrane
Secretary